EXHIBIT 99.1
                                                                    ------------
================================================================================
                                                                            NEWS
================================================================================
                              FOR IMMEDIATE RELEASE

                                                   BOSTON SCIENTIFIC CORPORATION
                                                   ONE BOSTON SCIENTIFIC PLACE
                                                   NATICK, MA 01760-1537
                                                   www.bostonscientific.com


                           BOSTON SCIENTIFIC ANNOUNCES
                              FIRST QUARTER RESULTS

Natick, MA (April 21, 2003) -- Boston Scientific Corporation (NYSE: BSX) today announced financial results for its first quarter ended March 31, 2003.

Net sales for the first quarter were $807 million as compared to $675 million for the first quarter of 2002, an increase of 20 percent. Excluding the favorable impact of $38 million of foreign currency fluctuations, net sales were $769 million, an increase of 14 percent.

Net income for the quarter, excluding net special charges, increased 31 percent to $117 million, or $0.28 per share (diluted), as compared to $89 million, or $0.22 per share, excluding net special charges, in the first quarter of 2002. Reported net income for the quarter, including net special charges of $20 million, was $97 million, or $0.23 per share, as compared to reported net income of $82 million, or $0.20 per share, in the first quarter of 2002.

The net special charges for the quarter include purchased in-process research and development costs of $13 million primarily related to the recent acquisition of InFlow Dynamics, Inc., and a $7 million charge related to litigation with the Federal Trade Commission.

"We made progress on a number of fronts during the first quarter," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "First, we experienced double-digit growth in each of our six operating divisions on a worldwide basis. Our coronary stent business was up 80 percent from the prior year. We began the launch of our TAXUS(TM) drug-eluting coronary stent system in Europe and other international markets, and we have been gratified by its enthusiastic reception. In the U.S., we filed the first two modules of our TAXUS Pre-Market Approval (PMA) application and were granted expedited review status by the FDA. We also reported excellent 12-month


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
Boston Scientific Corporation/Page 2
April 21, 2003


follow-up data from our TAXUS II clinical trial, completed enrollment in TAXUS VI, and are currently enrolling patients in TAXUS V at a rapid rate. Further, last week we filed our third TAXUS module with the FDA."

"We were also pleased to see our Neurovascular business perform well in the quarter as we continued to roll out our Matrix(TM) Detachable Coil and our Neuroform(TM) Microdelivery Stent System," added Tobin. "These products represent pioneering technology and provide clinicians with powerful new options for treating cerebral aneurysms less invasively. In addition, we were encouraged by the progress of our European and Intercontinental teams, as they turned in strong performances for the quarter."

Boston Scientific officials will be discussing these and other issues with analysts on a conference call at 5:30 p.m. (ET) Monday, April 21. The Company will webcast the call to all interested parties through its website www.bostonscientific.com. Please see the website for details on how to access the webcast. The webcast will be available for 10 business days on the Boston Scientific website.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. The Company's products are used in a broad range of interventional medical specialties.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and introduction, clinical trials, regulatory approvals, competitive offerings, intellectual property, litigation, the Company's relationship with third parties, the Company's overall business strategy, and other factors described in the Company's filings with the Securities and Exchange Commission.


                                         CONTACT: Milan Kofol
                                                  508-650-8569
                                                  Investor Relations
                                                  Boston Scientific Corporation

                                                  Paul Donovan
                                                  508-650-8541
                                                  Media Relations
                                                  Boston Scientific Corporation

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)


                                                          Three Months Ended                        Three Months Ended
                                                             March 31, 2003                           March 31, 2002
                                                  -----------------------------------      -----------------------------------
IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA       Reported   Adjustments    Adjusted       Reported   Adjustments    Adjusted
==============================================================================================================================
Net sales                                         $     807                 $     807      $     675                 $     675
Cost of products sold                                   226                       226            207    $     (10)         197
                                                  -----------------------------------      -----------------------------------
Gross profit                                            581                       581            468           10          478

Selling, general and administrative expenses            271                       271            241                       241
Amortization expense                                     20                        20             17                        17
Royalties                                                12                        12              9                         9
Research and development expenses                       103                       103             76                        76
Litigation-related charges                                7    $      (7)
Purchased research and development                       13          (13)
                                                  -----------------------------------      -----------------------------------
                                                        426          (20)         406            343                       343
                                                  -----------------------------------      -----------------------------------
Operating income                                        155           20          175            125           10         135

Other income (expense):
Interest expense                                        (11)                      (11)           (12)                      (12)
Other, net                                               (4)                       (4)             4                         4
                                                  -----------------------------------      -----------------------------------

Income before income taxes                              140           20          160            117           10          127
Income taxes                                             43                        43             35            3           38
                                                  -----------------------------------      -----------------------------------

Net income                                        $      97    $      20    $     117      $      82    $       7    $      89
                                                  ===================================      ===================================


Net income per common share - assuming dilution   $    0.23                 $    0.28      $    0.20                 $    0.22
                                                  =========                 =========      =========                 =========

Weighted average shares outstanding -
  assuming dilution (in thousands)                  422,016                   422,016        411,097                   411,097
                                                  =========                 =========      =========                 =========

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)


                                                               March 31,   December 31,
IN MILLIONS                                                       2003         2002
-------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                   $     294    $     277
   Trade accounts receivable, net                                    452          435
   Inventories                                                       241          243
   Other current assets                                              253          253
                                                               ---------    ---------
         Total current assets                                      1,240        1,208

Property, plant and equipment, net                                   656          636
Intangibles, net                                                   2,392        2,367
Other assets                                                         279          239
                                                               ---------    ---------
                                                               $   4,567    $   4,450
                                                               =========    =========

Liabilities and Stockholders' Equity
Current liabilities:
   Borrowings due within one year                              $     425    $      88
   Accounts payable and accrued expenses                             472          705
   Other current liabilities                                         150          130
                                                               ---------    ---------
         Total current liabilities                                 1,047          923

Long-term debt                                                       826          847
Other long-term liabilities                                          219          213

Stockholders' equity                                               2,475        2,467
                                                               ---------    ---------
                                                               $   4,567    $   4,450
                                                               =========    =========

BOSTON SCIENTIFIC CORPORATION
WORLDWIDE SALES
REGIONAL SUMMARY
(UNAUDITED)

                                       WORLDWIDE TOTAL (1)
                         -----------------------------------------------
                              Three Months
                             Ended March 31,              Change
                         -----------------------------------------------
                                                   At Actual   At Constant
                                                    Foreign      Foreign
                                                   Currency     Currency
In millions                2003         2002         Basis        Basis
                         --------     --------     --------     --------
DOMESTIC                 $    479     $    405           18%          18%

EUROPE                        145          106           37%          13%
JAPAN                         126          116            9%          (2%)
INTERCONTINENTAL               57           48           19%          18%
                         --------     --------     --------     --------
INTERNATIONAL                 328          270           21%           8%

                         --------     --------     --------     --------
WORLDWIDE                $    807     $    675           20%          14%
                         ========     ========     ========     ========


(1) Certain prior year's amounts have been reclassified to conform to the current year's presentation.



BOSTON SCIENTIFIC CORPORATION
WORLDWIDE SALES
DIVISIONAL SUMMARY
(UNAUDITED)

                                       WORLDWIDE TOTAL (1)
                         -----------------------------------------------
                              Three Months
                             Ended March 31,              Change
                         -----------------------------------------------
                                                   At Actual   At Constant
                                                    Foreign      Foreign
                                                   Currency     Currency
In millions                2003         2002         Basis        Basis
                         --------     --------     --------     --------

Cardiovascular           $    502     $    416           21%          15%
Electrophysiology              27           22           23%          17%
Neurovascular                  51           41           24%          15%
                         --------     --------     --------     --------
CARDIOVASCULAR GROUP          580          479           21%          15%

Oncology                       38           33           15%          11%
Endoscopy                     138          119           16%          10%
Urology                        51           44           16%          14%
                         --------     --------     --------     --------
ENDOSURGERY GROUP             227          196           16%          11%

                         --------     --------     --------     --------
WORLDWIDE                $    807     $    675           20%          14%
                         ========     ========     ========     ========


(1) Certain prior year's amounts have been reclassified to conform to the current year's presentation.